Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT CONTRACT

The undersigned:

BOOKING.COM B.V., a private limited liability company (‘besloten vennootschap met beperkte aansprakelijkheid’), having its registered office at Weteringschans 28,1017 SG Amsterdam, The Netherlands (‘Booking.com’);

and

Darren Huston (‘Employee’);

Whereas:

•          Booking.com has hired Employee to be the Chief Executive Officer of Booking.com, effective as of September 26, 2011.

•          In connection with Employee’s hiring, Booking.com and Employee desire to enter into this Employment Contract (this ‘Agreement’) as of September 12, 2011 (the ‘Effective Date’).

Hereby agrees as follows:

1.         Commencement, Term and Notice

1.1.      This Agreement is entered into for an indefinite period of time, starting on September 26, 2011 (the ‘Employment Term’).

1.2.      This Agreement may be terminated by either party with due observance of the statutory notice period.  Notice may be given in writing only.

1.3.      This Agreement will end in any event without notice being required at the end of the month in which Employee reaches the pensionable age under the applicable pension agreement or under the General Old Age Pensions Act (‘Algemene Ouderdomswet’), whichever occurs first.

1.4.      Any and all references to the Dutch Civil Code in this Agreement shall refer to the official, Dutch language version of the statute.

2.         Change of Employment Terms

2.1.      The provisions of this Agreement may be amended or waived only with the prior written consent of both Booking.com and Employee.

3.         Employee Manual

3.1.      Employee acknowledges receipt of Booking.com’s Employee Manual and agrees that the provisions of the Employee Manual form an integral part of this Agreement.  To the extent that the provisions of this Agreement are inconsistent with the provisions of the Employee Manual, the provisions of this Agreement will control and supersede those of the Employee Manual.

4.         Position

4.1.      Employee will hold the position of Chief Executive Officer of Booking.com and report to the Chief Executive Officer of priceline.com Incorporated (the ‘priceline.com CEO’).  As Chief Executive Officer of Booking.com, Employee shall have such duties and authority, consistent with his position, to generally supervise and direct the business and affairs of Booking.com.

4.2.      Employee will be appointed as a managing director of Booking.com in accordance with the terms set forth in the Articles of Association of Booking.com (the ‘Articles’) and shall exercise his duties as managing director in accordance with the Articles (and the guidelines, if any, as determined by Booking.com’s general meeting of shareholders).

4.3.      Employee will be a member of the Group Management Board, which is comprised of senior executives of the “Company” (as defined in Appendix A attached hereto) and oversees management of the consolidated entities of priceline.com Incorporated.

4.4.      Subject to Employee’s prior consent (which shall not be unreasonably delayed, conditioned or withheld), Employee may be assigned to work for an affiliate of Booking.com, and in such instance, Employee covenants that he, to the extent reasonable, will also perform duties other than those considered to be Employee’s usual duties.

5.         Signing Bonus

5.1.      Within 30 days of the Effective Date, Booking.com shall pay Employee a signing bonus in an amount equal to US$250,000 (the ‘Signing Bonus’); provided, however, that if the Employment Term ends prior to the first anniversary of the Effective Date (a) due to the termination of Employee’s employment with Booking.com by Employee for any reason other than a termination by Employee for “Good Reason” (as defined in Appendix A attached hereto), Employee shall reimburse Booking.com for the entire Signing Bonus, or (b) due to the termination of Employee’s employment with Booking.com by Booking.com for “Cause” (as defined in Appendix A attached hereto), Employee shall reimburse Booking.com for a pro-rata portion of the Signing Bonus, which shall be equal to the product of (i) the Signing Bonus, multiplied by (ii) a fraction, the numerator of which is the number of whole months from the date of termination until the first anniversary of the Effective Date, and the denominator of which is twelve (12).  Any reimbursement under this Article 5 shall be made within 30 days of the date of Employee’s termination and, if made, shall be the net after-tax equivalent of the total sum of the Signing Bonus repaid pursuant to clause (a) in the preceding sentence (or the net after-tax equivalent of the pro-rata portion of the Signing Bonus repaid pursuant to clause (b) in the preceding sentence, if applicable); provided, however, that if the Company, under applicable tax laws, is unable to recoup the associated and remitted tax withholdings from the relevant tax authority with respect to the Signing Bonus and Employee is able to recoup such withholdings, then any reimbursement shall be the gross amount of the Signing Bonus (or the pro-rata portion of the gross amount of the Signing Bonus, if applicable).

6.         Working Hours and Work Place

6.1.      The usual work week runs for 5 days, and Employee is expected to work at least 40 hours per week.

6.2.      Employee covenants that, at Booking.com’s request, Employee will work overtime whenever a proper performance of Employee so requires.  Overtime is not paid or otherwise compensated for.

7.         Compensation

7.1.      During the Employment Term, Employee will receive a gross monthly base salary of EUR 30,000 (the ‘Base Salary’), which shall be payable in equal installments in accordance with the usual payroll practices of Booking.com.  The Base Salary includes the statutory holiday allowance.  Employee’s Base Salary shall be subject to annual review by the the Board of Directors of priceline.com Incorporated (the ‘Board’) or the Compensation Committee of the Board (the ‘Compensation Committee’) during the Employment Term and may be increased from time to time by the Board or the Compensation Committee, but not decreased, unless the Board or Compensation Committee reduces the base salary in a proportionate amount for all senior executives of the Company at a level commensurate with Employee’s position.

7.2.      During the Employment Term, Employee will be eligible to participate in any annual bonus plans that the Company may implement at any time during the Employment Term for senior executives of the Company at a level commensurate with his position.  The grant of a bonus in any given year or during several years shall not create a precedent for any subsequent years.  For purposes of this Agreement, a bonus in respect of services performed in a fiscal year will not be considered to be earned (a) until after the Board or a committee established thereunder has reviewed the Company’s performance and Employee’s performance in respect of such year (with such performance standards to be established after taking into consideration any reasonable suggestions provided by Employee) and has determined the amount of the bonus, if any, to be payable to Employee in respect of such year’s performance and (b) unless Employee remains employed with Booking.com through the relevant payment date of such bonus.  Furthermore, notwithstanding any provision herein to the contrary, any bonus that is considered earned pursuant to the immediately preceding sentence shall be paid to Employee at the same time as any similar bonus is paid to other senior executives of the Company at a level commensurate with Employee’s position.

7.3.      Subject to Article 7.2, for the 2011 fiscal year, Employee will be eligible to receive a bonus pursuant to the terms of priceline.com Incorporated’s 2011 annual bonus plan in an amount equal to EUR 200,000.

7.4.      Subject to Article 7.2, for the 2012 fiscal year, Employee’s “target” bonus percentage under priceline.com Incorporated’s annual bonus plan for such year shall be 200% of Employee’s Base Salary (on an annualized basis) and, for each fiscal year thereafter, Employee’s “target” bonus percentage under priceline.com Incorporated’s annual bonus plan for such year shall be reviewed by the Compensation Committee and shall not be decreased unless the Board or Compensation Committee reduces the “target” bonus percentage in a proportionate amount for all senior executives of the Company at a level commensurate with Employee’s position.

7.5.      During the Employment Term, Employee will be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company at a level commensurate with his position in accordance with and subject to the terms of such plan.

7.6.      Priceline.com Incorporated shall grant to Employee (a) on November 14, 2011, a number of stock-settled restricted stock units (‘RSUs’) with a value equal to US$3 million as of the grant date, pursuant to priceline.com Incorporated’s 1999 Omnibus Plan, as amended (the ‘1999 Plan’) and an RSU agreement, in substantially the form attached hereto as Exhibit A, and (b) on a date selected by the Compensation Committee in March 2012 (which, as of the date hereof, is anticipated to be March 1, 2012) and subject to the approval of the Compensation Committee (which priceline.com Incorporated shall make good faith efforts to cause to occur on or prior to the Effective Date), a number of performance stock units (‘PSUs’) with a value equal to US$3 million, pursuant to the 1999 Plan and a PSU agreement, in substantially the form provided to other senior executives of the Company at a level commensurate with Employee’s position (‘the 2012 PSU Grant’).

7.7.      During the Employment Term, Employee shall be entitled to participate in the Aetna Global Benefits group insurance plan for full-time employees of the Company who reside outside of the United States (or any successor plan adopted by the Company for such employees).

7.8.      During the Employment Term, Employee shall be entitled to participate in all fringe benefit and perquisite programs generally provided to comparable senior executives of Booking.com who are located in Amsterdam, The Netherlands.

7.9.      During the Employment Term, Booking.com will pay for tax preparation assistance and tax planning advice for Employee, which shall be provided by KPMG or a different tax advisor as chosen by the Company.

8.        Expenses

8.1.      Subject to Article 21.1, Booking.com will reimburse Employee’s reasonable expenses directly related to the performance of Employee’s work, provided such reimbursement may be made tax and social security premium free and provided itemized expense statements and original receipts are submitted in accordance with company policy.

8.2.      Subject to Article 21.1, Booking.com shall reimburse Employee for all reasonable and customary relocation expenses incurred by Employee in connection with Employee’s relocation to Amsterdam, The Netherlands from Seattle, Washington, USA, provided that itemized expense statements and original receipts are submitted in accordance with company policy.  For purposes of this Agreement, “reasonable and customary relocation expenses” shall be defined as follows:

(a)           temporary accommodation in Amsterdam through February 2012;

(b)           immigration assistance;

(c)           assistance securing a “30% tax ruling” from the Dutch government;

(d)           moving services to Amsterdam;

(e)           closing costs associated with the sale of Employee’s home in Seattle;

(f)            assistance with home and school searches in Amsterdam;

(g)           school tuition in The Netherlands for the spring semester of the 2011-2012 academic year for each of Employee’s children; and

(h)           during the Employment Term, Dutch language training for each member of Employee’s immediate family, with an aggregate cost not to exceed EUR 30,000 in any year.

8.3.      Subject to Article 21.1, Booking.com shall reimburse in 2011 Employee’s attorney and accountants’ fees incurred in 2011 that are directly related to the negotiation and preparation of this Agreement; provided, however, that the aggregate amount of such reimbursements shall not exceed EUR 75,000.

8.4.      For each academic year that occurs during the Employment Term, starting with the 2012-2013 academic year, Booking.com shall provide Employee with a cash payment in an amount equal to the amount, if any, by which (a) the aggregate cost of school tuition in The Netherlands for Employee’s children for the applicable academic year exceeds (b) US$35,000.  Such cash payment shall be made in a lump sum in Euros in June of each calendar year, commencing in 2013, provided that Employee provides evidence of payment of such school tuition for the applicable academic year to Booking.com.

9.        Travel Expenses

9.1.      Subject to Article 21.1, travel expenses for commuting will be reimbursed in accordance with applicable tax rules up to an amount of EUR 0.19 per kilometer (the applicable rate in 2011) along the most customary route.

9.2.      Booking.com is entitled to unilaterally change the allowance under Article 9.1 of this Agreement in the event of an adjustment thereof under applicable tax law.

9.3.      Subject to Article 21.1, for each calendar year during the Employment Term, Booking.com agrees to reimburse Employee for the cost of one (1) business class airplane ticket for round-trip travel from The Netherlands to a destination in North America for each member of Employee’s immediate family.

10.      Holidays

10.1.    During the Employment Term, Employee will be entitled to 26 days of holiday (not including public holidays) each calendar year.  If Employee works for only a part of the year, the number of days of holiday will be reduced pro rata.

10.2.    Holidays are set by Booking.com after consultation with Employee.

10.3.    To the extent practicable, holidays must be taken in the year in which they are accrued.

11.      Illness or Other Incapacity to Work

11.1.    If Employee is unable to perform work due to illness or any other medical incapacity, Employee is obliged to inform Booking.com as soon as practicable on the first day of illness or incapacity, stating the reasons for such illness or incapacity, the expected period of such illness or incapacity, and the address at which Employee may be reached during that period.  As soon as work can be resumed, Employee will inform Booking.com thereof immediately.

11.2.    As long as this Agreement is still in effect, if Employee is unable to perform work due to illness or other medical incapacity, Employee will remain entitled to continued payment of (a) 100% of Employee’s Base Salary, but in no case less than the statutory minimum wage, for the first six (6) months of illness or incapacity, commencing on the first day of illness or incapacity, (b) 85% of Employee’s Base Salary, but in no case less than the statutory minimum wage, for the second six (6) months of illness or incapacity, commencing on the first day of the seventh month of illness or incapacity, and (c) 70% of Employee’s Base Salary, but in no case less than the statutory minimum wage, for the second year of illness or incapacity, commencing on the first anniversary of the first year of illness or incapacity.

11.3.    Periods in which Employee is unable to perform work due to illness or other medical incapacity will be aggregated if they follow one another at intervals of less than four weeks.

11.4.    Employee is not entitled to continued payment under the circumstances set out in Article 7:629 of the Dutch Civil Code.

11.5.    Employee’s salary during illness or other medical incapacity will be reduced by financial benefits that Employee receives under any contractual insurance paid by Booking.com, statutory insurance and any other income earned by Employee for services performed by Employee for Booking.com.

11.6.    If Employee’s illness or other incapacity to work ensues from an event for which a third party is liable, Employee shall provide Booking.com with all relevant information and do everything in

Employee’s power to enable Booking.com to exercise its right of recourse pursuant to Article 6:107a of the Dutch Civil Code.

12.      Payments Upon Termination

12.1.    If the Employment Term ends due to Employee’s death and if a bonus plan is in place at such time, Employee’s heirs are entitled to receive the product of (a) the target annual bonus for the fiscal year in which Employee dies, multiplied by (b) a fraction, the numerator of which is the number of days that Employee worked during the fiscal year in which Employee died, and the denominator of which is 365.  Such bonus shall be paid when such bonuses are paid to other executives of Booking.com. In addition, if the Employment Term ends due to Employee’s death, Booking.com shall provide for (i) the continuation of Employees’s health benefits for Employees’s dependents at the same level and cost as if Employee were an employee of Booking.com for a period of twelve (12) months following the date of Employee’s death, provided that if Booking.com’s obligation to provide such coverage at the same level and cost would cause Booking.com to incur a tax or other penalty under applicable law (including, without limitation, Section 2716 of the United States Public Health Service Act), Booking.com shall instead, to the extent permitted by law, provide Employee’s dependents with taxable monthly payments in an amount such that the after-tax value of each payment is equal to the amount of such monthly premium that Employee’s dependents would be required to pay to continue such group health coverage for the period specified in this sentence, regardless of whether such coverage is available to Employee, and (ii) the cost of reasonable relocation expenses of Employee’s immediate family to North America, which shall not exceed EUR 200,000.

12.2.    Subject to Articles 12.4 and 12.5, if the Employment Term ends due to the termination of Employee’s employment with Booking.com as a result of a termination by Booking.com without “Cause” (as defined in Appendix A attached hereto) or as a result of a termination by Employee for “Good Reason” (as defined in Appendix A attached hereto), Employee shall be entitled to receive (a) in equal monthly installments over a period of twelve (12) months after his termination, an amount equal to two (2) times the sum of Employee’s Base Salary and target bonus, if any, for the year in which such termination occurs (provided, however, in the event that the Base Salary or target bonus, if any, has been decreased in the twelve months prior to the termination, the amount to be used shall be the highest Base Salary and target bonus, if any, during such 12-month period);  (b) continuation of group health, life and disability insurance benefits as if Employee were an employee of Booking.com, until the earlier of (i) eighteen (18)  months following such termination of employment or (ii) Employee’s eligibility for any such coverage under another employer’s or any other medical plan, provided that if Booking.com’s obligation to provide such coverage at the same level and cost would cause Booking.com to incur a tax or other penalty under applicable law (including, without limitation, Section 2716 of the United States Public Health Service Act),

Booking.com shall instead, to the extent permitted by law, provide Employee with taxable monthly payments in an amount such that the after-tax value of each payment is equal to the amount of such monthly premium that Employee would be required to pay to continue such group health coverage for the period specified in this clause (b), regardless of whether such coverage is available to Employee; (c) the cost of reasonable relocation expenses to North America, which shall not exceed EUR 200,000; (d) with respect to the 2012 PSU Grant only, accelerated vesting with respect to a number of shares that will be equal to the product of (i) the number of shares designated as the “Target Amount” in the 2012 PSU Grant agreement, multiplied by (ii) a fraction, the numerator of which is the number of days in the relevant performance period that Employee was employed with Booking.com, and the denominator of which is the number of days in the relevant performance period, but only to the extent that the application of this clause (d) would result in more shares being vested than would otherwise be vested under the terms of the PSU Agreement for the 2012 PSU Grant; and (e) if a bonus plan is in place, Employee will be entitled to receive the product of (i) the target annual bonus for the fiscal year in which Employee is terminated, multiplied by (ii) a fraction, the numerator of which is the number of days that Employee worked during the fiscal year in which Employee is terminated, and the denominator of which is 365.  Such bonus shall be paid when such bonuses are paid to other executives of Booking.com.

12.3.    If the Agreement is rescinded pursuant to Article 7:685 of the Dutch Civil Code and the court awards compensation to Employee, or if a court awards any compensation as a result of proceedings on the basis of Article 7:681 of the Dutch Civil Code, the amount of such award shall be deducted from the amount of compensation to which Employee would be entitled pursuant to Article 12.1 or Article 12.2 of this Agreement, whichever is applicable, in the event of Employee’s termination of employment as a result of his death, a termination without “Cause” or a termination for “Good Reason.”

12.4.    For purposes of this Agreement, a termination by Employee for “Good Reason” means a termination by Employee by written notice given to Booking.com within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected by Booking.com prior to the date of termination specified in the “Notice of Termination for Good Reason.”  A “Notice of Termination for Good Reason” shall mean a notice that indicates the specific termination provision in the definition of “Good Reason” set forth on Appendix A relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a termination for “Good Reason.”  The failure by Employee to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of “Good Reason” shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his rights hereunder.  The Notice of Termination for Good Reason shall provide for a date of termination not less than thirty (30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

12.5.    Notwithstanding anything in this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the ‘Code’)) and any payment made pursuant to this Agreement is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon Employee’s “separation from service” (within the meaning of Section 409A of the Code), then the payment date for those payments that would have otherwise been made in the first six months following Employee’s “separation from service” shall be the date that is the first day of the seventh month after the date of Employee’s “separation from service” with Booking.com (determined in accordance with Section 409A of the Code) or upon Employee’s death, if earlier.  In addition, if the event triggering Employee’s right to benefits or payments hereunder is Employee’s termination of employment, but such termination of employment does not constitute a “separation from service” with Booking.com within the meaning of Section 409A of the Code, then the benefits or payments hereunder payable by reason of such termination of employment that are considered to be a “deferral of compensation” under Section 409A of the Code shall not be paid upon such termination of employment, but instead, shall remain an obligation of Booking.com to Employee and shall be paid or provided to Employee upon the first to occur of the following events: (a) Employee’s “separation from service” (within the meaning of Section 409A of the Code); or (b) Employee’s death.

13.      Tax/Social Security Liability for Benefits

13.1.    If one or more of the above benefits is subject to the levy of income tax and/or social security premiums under the Dutch Income Tax Act (‘Wet op de Loonbelasting’) and/or the social security laws, the relevant tax and social security premiums shall be borne by Employee.

13.2.    Booking.com shall assist Employee in securing a “30% tax ruling” in accordance with the existing rules and regulations governing such rulings.  Further, the parties agree as follows with respect to such ruling:

(a)   If and insofar as Employee is eligible for a tax-free allowance for extraterritorial expenses by virtue of Chapter 4A of the Wage Tax Implementation Decree 1965 (the ‘30% tax ruling’), it is agreed that the salary for present employment with the employer will be reduced under employment law provisions in such a manner that 100/70 of the agreed salary for present employment equals the salary for present employment agreed originally.

(b)   If and insofar as clause (a) is applicable, Booking.com pays Employee a tax-free allowance for extraterritorial expenses, which equals 30/70 of the salary from current employment thus agreed.

(c)   Employee is aware of the fact that, in view of the relevant rules and regulations in force, amendment of the agreed salary under clause (a) may affect salary-related payments and benefits, such as pension payments and social security benefits.

(d)   The 30% ruling may apply for a maximum of 10 years (in total).

13.3.    Notwithstanding any provision of this Agreement to the contrary, if the Employment Term ends due to the termination of Employee’s employment with Booking.com and any payment or benefit to be paid or provided hereunder would be a “Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes a Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided to Employee, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  Any determinations required to be made under this Article 13.3 shall be made by Booking.com’s independent accountants, which shall provide detailed supporting calculations both to Booking.com and Employeee within 15 business days of the date of termination or such earlier time as is requested by Booking.com, and shall be made at the expense of Booking.com.  The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Article 13.3 shall not of itself limit or otherwise affect any other rights of Employee under this Agreement.  In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Article 13.3 and no such payment or benefit qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A of the Code (‘Nonqualified Deferred Compensation’), Employee shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Article 13.3.  Booking.com shall provide Employee with all information reasonably requested by Employee to permit Employee to make such designation.  In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Article 13.3 and any such payment or benefit constitutes Nonqualified Deferred Compensation or Employee fails to elect an order in which payments or benefits will be reduced pursuant to this Article 13.3, then the reduction shall occur in the following order: (a) reduction of the reimbursement payments described in Article 12.2(c), (b) reduction of any benefits described in 12.2(b), (c) reduction of cash payments described in Article 12.2(a) (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (d) cancellation of acceleration of vesting of the 2012 PSU Grant as described in Article 12.2(d).  Within any category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first with respect to amounts that are not

Nonqualified Deferred Compensation within the meaning of Section 409A of the Code and then with respect to amounts that are.  In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

13.4.    If, at any time, Employee shall, as a result of foreign tax requirements, have an aggregate income (or wage) tax liability with respect to any payments made under this Agreement that is greater than the income tax liability that Employee would have otherwise had if he were only subject to income tax in the United States for such period, Booking.com will make additional cash payments to Employee so that on an after-tax basis, Employee is made whole for such additional tax liability (the ‘Tax Equalization Payment’).  The Tax Equalization Payment shall be made within thirty (30) days following the filing of Employee’s tax return for the applicable tax year.

14.      Confidentiality

14.1.    Neither during the Employment Term nor upon termination thereof, may Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by Booking.com or its affiliated companies that have not otherwise become public knowledge (other than by acts of Employee or his representative in violation of this Agreement), regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how Employee learned of the particulars.

14.2.    Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if Employee violates Article 14.1, Employee will forfeit to Booking.com an immediately due and payable penalty of EUR 30,000 for each violation, as well as a penalty of EUR 5,000 for each day the violation continues, without prejudice to Booking.com’s right to claim full compensation instead of such penalties.

15.      Non Competition

15.1.    During the Employment Term and for a period of twelve (12) months after termination, Employee may not, without Booking.com’s prior written consent:

(a)     engage in any activities that in any way, directly or indirectly, compete with Booking.com or its affiliates (including priceline.com Incorporated) anywhere in the world, including, without limitation, the research into, development or provision of any online or call centre accommodation booking or reservation services, nor establish, conduct (alone or with others) or cause the conduct of any competing business, which shall include, but not be limited to, (i) Expedia and any of its subsidiaries, including Hotels.com, Hotwire, and Venere; (ii) Sabre Group and any of its subsidiaries, including Travelocity; (iii) Lastminute.com plc; (iv) Travelport, including, without limitation, Orbitz, CheapTickets, Lodging.com, the Neat Group and Galileo; (v) the online travel aggregators Kayak and Trivago; (vi) C-trip; (vii)

Wotif; (viii) HRS, and (ix) the online travel search businesses of MSN, Google and Yahoo!, nor take any interest in or be employed in any way whatsoever by such business, whether or not for consideration; provided, however, that it shall not be considered a breach of this Article 15.1 if Employee seeks or accepts employment as a senior executive with a Fortune 500 company whose online travel search business accounts for less than 10% of its annual gross revenue (such as MSN, Google, and Yahoo!) and such position does not involve the direct management of such search business.

(b)       directly or indirectly induce employees of Booking.com or its affiliates (including priceline.com Incorporated) to terminate their employment with Booking.com or its affiliates; or

(c)       directly or indirectly, solicit, assist in soliciting, accept or facilitate the acceptance of the custom or business of firms that, or individuals who, were clients or customers of, or had other business relations with, Booking.com or its affiliates (including priceline.com Incorporated) in a manner that competes with the business of the Company and where such firm or individual is one with whom Employee had material dealings at the time of termination, or at any time during the 2 year period preceding termination, even if such solicitation or contact is initiated by such clients, customers or other business relations;

15.2.    During the Employment Term and for an indefinite period after termination, Employee may not, without Booking.com’s prior written consent:

(a)       in relation to any contract or arrangement which Booking.com or its affiliates (including priceline.com Incorporated) have with any supplier for the supply of goods and services, for the duration of such contract or arrangement, directly or indirectly, interfere with the supply of such goods or services from any supplier, nor, directly or indirectly, induce any supplier to cease or decline to supply such goods or services to Booking.com; or

(b)       make any statements, written or oral, which disparage or defame the goodwill or reputation of Booking.com or its affiliates (including priceline.com Incorporated) or any of their directors or senior officers, in public or in a manner that is intended to become public.

15.3.    During the Employment Term and for an indefinite period after termination, Booking.com agrees that it shall use commercially reasonable efforts to cause the individual managing directors of Booking.com’s board to not make any statements, written or oral, which disparage or defame the reputation of Employee in public or in a manner that is intended to become public.

15.4.    Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if Employee violates Article 15.1 or Article 15.2(a) of this Agreement, Employee will forfeit to Booking.com an immediately due and payable penalty of EUR 30,000 for each violation, as well as a penalty of EUR 5,000 for each day the violation continues, without prejudice to Booking.com’s right to claim full compensation instead of such penalties.

15.5.    Upon each breach of Article 15.1 of this Agreement, the period referred to therein will be extended by the duration of such breach.

16.      Sidelines

16.1.    During the Employment Term, without the prior written consent of the priceline.com CEO, Employee will not perform any other work whether paid or unpaid, nor will Employee, alone or with others, directly or indirectly, establish or conduct a business that is competitive with Booking.com’s business, whatever its form, or take any financial interest in or perform work for such business, whether or not for consideration.

16.2.    During the Employment Term, Employee must refrain from undertaking or holding any sidelines or additional posts, such as committee work, managerial or other activities for organizations of an idealistic, cultural, sporting, political or other nature, whether or not for consideration, without Booking.com’s prior written consent.  Notwithstanding the foregoing, Employee may serve as a member of the board of directors of DeVry, Inc.

17.      Return of Property

17.1.    Upon the end of the Employment Term, Employee shall immediately return to Booking.com all property belonging to Booking.com, including materials, documents and information copied in any form whatsoever.

18.      Intellectual and Industrial Property Rights

18.1.    All intellectual property rights, including, but not limited to, patent rights, design rights, copyrights and neighbouring rights, database rights, trademark rights, chip rights, trade name rights and know how, ensuing, during or after this employment contract, in The Netherlands or abroad, from the work performed by Employee under this Agreement (collectively: ‘Intellectual Property Rights’) will exclusively vest in Booking.com.

18.2.    Insofar as any Intellectual Property Rights are not vested in Booking.com by operation of law, Employee covenants that Employee, at first request of Booking.com, will transfer to Booking.com and, insofar as possible, hereby transfers those rights to Booking.com, which transfer is hereby accepted by Booking.com.

18.3.    Insofar as any Intellectual Property Rights are not capable of being transferred from Employee to Booking.com, Employee hereby grants Booking.com the exclusive, royalty free, worldwide, perpetual right, with the right to grant sublicenses, to use the Intellectual Property Rights in the broadest way, which right is hereby accepted by Booking.com.

18.4.    Insofar as any personal rights vest in Employee, and insofar as permitted by law, Employee hereby waives all of Employee’s personal rights, including, without limitation, the right to have one’s name stated pursuant to the Dutch Copyright Act 1912 (‘Auteurswet 1912’).

18.5.    Employee shall promptly disclose all works, inventions, information, Intellectual Property Rights and other results from the work performed by Employee under this Agreement to Booking.com.

18.6.    Employee shall upon Booking.com’s request, during or after the Employment Term, perform all acts that may be necessary in order to record the Intellectual Property Rights in the name of Booking.com with any competent authority in the world.  Reasonable costs thereof will be borne by Booking.com.

18.7.    In case Employee, for any reason, is unable to provide the cooperation in accordance with Articles 18.2 and 18.6 of this Agreement, Employee hereby grants Booking.com irrevocable power of attorney to represent Employee with respect to the assignment and registration of Intellectual Property Rights referred to in Articles 18.2 and 18.6 of this Agreement.

18.8.    Employee acknowledges that Employee’s salary includes reasonable compensation for the loss of intellectual and industrial property rights, as provided above in this Article 18.

19.      Applicable Law

19.1.    This Agreement and its Appendix A shall be governed by the laws of The Netherlands.

20.      Complete Agreement

20.1.    This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, including the Offer Letter, dated August 10, 2011, from priceline.com Incorporated to Employee, which may have related to the subject matter hereof in any way.

20.2.    Employee hereby confirms that, as of the date hereof, he is not subject to a non-competition, non-solicitation and/or any other agreement with any previous employer that would prohibit, restrict or otherwise limit in any way whatsoever Employee’s ability to be employed by the Company and/or to perform any activities for the Company (an ‘Impermissible Restrictive Covenant’).  If Booking.com discovers after the date hereof that Employee is subject to an Impermissible Restrictive Covenant, the Company reserves the right to terminate Employee’s employment with Booking.com for “cause” as defined in article 7:678 of the Dutch Civil Code, effective immediately.

21.          Section 409A of the U.S. Internal Revenue Code

21.1.    Notwithstanding the foregoing, if any reimbursements or in-kind benefits provided by Booking.com under this Agreement would constitute deferred compensation for purposes of Section 409A of the Code, such reimbursements or in-kind benefits shall be subject to the following rules: (a) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Employee’s lifetime and the lifetime of Employee’s eligible dependents; (b) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (c) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) Employee’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

21.2.    Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code so that the income inclusion provisions of Section 409A(a)(1) do not apply to Employee.  This Agreement shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.  Notwithstanding any other provision of this Agreement to the contrary, Booking.com is not obligated to guarantee any particular tax result for Employee with respect to any payment provided hereunder.

Drawn up in duplicate originals and signed in The Netherlands on September 12, 2011.

/s/ Rutger Prakke	/s/ Darren Huston
Booking.com B.V.	Darren Huston

APPENDIX A

For purposes of this Agreement, the following terms have the following meanings where they appear in the Agreement:

“Cause” shall mean, in addition to those items enumerated in article 7:678 of the Dutch Civil Code, (a) willful misconduct by Employee with regard to Booking.com which has a material adverse effect on Booking.com, which is not cured within ten (10) days after written notice thereof to Employee; (b) the willful refusal of Employee to attempt to follow the proper written direction of the Board or a more senior officer of the Company, which is not cured within ten (10) days after written notice thereof to Employee, provided that the foregoing refusal shall not be “Cause” if Employee in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board or the more senior officer (whichever is applicable); (c) substantial and continuing willful refusal by Employee to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Employee by the Board or a more senior officer of the Company which specifically identifies the manner in which it is believed that Employee has substantially and continually refused to attempt to perform his duties hereunder, which is not cured within ten (10) days after written notice thereof to Employee; or (d) Employee being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability).  For purposes of this definition, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that his action or omission was in the best interest of Booking.com.

“Company” shall mean priceline.com Incorporated, any of its subsidiaries or affiliates, including Booking.com.

“Good Reason” shall mean, in addition to those items enumerated in article 7:679 of the Dutch Civil Code as “cause” for Employee, (a) a material diminution in Employee’s authority, duties or responsibilities, (b) relocation of Booking.com’s office in The Netherlands to a location more than thirty-five (35) miles further from Employee’s residence at the time of relocation, (c) any material breach by Booking.com of the Agreement or any other employment agreement in effect at any time between Booking.com and Employee, (d) a failure by Booking.com to continue Employee as a participant in any bonus plan, program or arrangement in which Employee is entitled to participate during the Employment Term, or (e) a failure of any successor to Booking.com (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Employee upon the assignee becoming such, the obligations of Booking.com hereunder.

Exhibit A

Form of RSU Agreement

priceline.com Incorporated 1999 Omnibus Plan

RESTRICTED STOCK UNIT AGREEMENT — NON-U.S. PARTICIPANTS

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made by and between priceline.com Incorporated, a Delaware corporation, with its principal United States office at 800 Connecticut Avenue, Norwalk, Connecticut 06854 (the “Company”), and the Participant, as of the Grant Date, which is set forth in the grant header to this Agreement on the website of the Company’s third-party equity plan administrator (to be referred to herein as the “Grant Header”).  Pursuant to the terms of the priceline.com Incorporated 1999 Omnibus Plan, as amended (the “Plan”), the Compensation Committee of the Board has authorized this Agreement.

Unless otherwise indicated, any capitalized term used herein, but not defined herein, shall have the meaning ascribed to such term in the Plan.

1.                                       The Grant

(a)                                  Subject to the terms and conditions set forth herein, the Participant hereby is granted on the Grant Date the number of RSUs as indicated on the Grant Header under “Grant Amount.”

(b)                                 Subject to Section 4 hereof, all of the RSUs granted under this Agreement shall vest on the third anniversary of the Grant Date (the “Vesting Date”); provided that, on such Vesting Date, the Participant has been in Continuous Service through such date.  For avoidance of doubt, subject to Section 4 hereof, the Participant shall not proportionately or partially vest in any RSUs during any period prior to the Vesting Date, and the Participant shall become vested in the RSUs only on the Vesting Date pursuant to this Section 1(b).

(c)                                  Upon satisfaction of the vesting requirement set forth in Section 1(b) and within thirty (30) days following the Vesting Date, the Company shall issue the Participant one (1) share of Stock free and clear of any restrictions for each vested RSU.

(d)                                 For purposes of this Agreement, “Continuous Service” shall mean that the Participant’s service with the Company or any Subsidiary or Affiliate whether as an employee, director or consultant, is not interrupted or terminated.

2.                                       No Dividend Equivalents

The Participant shall not be entitled to receive any dividends or dividend equivalents in respect of any distributions paid with respect to any share of Stock underlying the RSUs granted under this Agreement that become declared or payable with respect to a record date prior to the date on which shares of Stock are issued to the Participant pursuant to this Agreement.

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3.                                       No Voting Rights

The Participant shall not be a stockholder of record and shall have no voting or other stockholder rights with respect to shares of Stock underlying the RSUs granted under this Agreement prior to the date on which shares of Stock are issued to the Participant pursuant to this Agreement.

4.                                       Effect of Termination of Continuous Service

(a)                                  Subject to Sections 4(b), (c), (d) and (e), upon the Participant’s termination of Continuous Service, the unvested portion of the RSUs granted under this Agreement shall be immediately forfeited and cancelled.

(b)                                 Notwithstanding Sections 1(b) or 4(a), and notwithstanding any provision in the Plan to the contrary, upon the date of a termination of Continuous Service that occurs prior to a Change in Control by (i) the Company other than for Cause or (ii) the Participant on account of Good Reason, death, or Disability, the Participant (or the Participant’s designated beneficiary in the event of the Participant’s death) shall be vested in a ProRata Number of RSUs, and the Company shall issue to the Participant (or the Participant’s designated beneficiary in the event of the Participant’s death) one (1) share of Stock free and clear of any restrictions for each vested RSU.  Upon such date of termination, any unvested RSUs shall be immediately forfeited and canceled.

(c)                                  Notwithstanding Sections 1(b) or 4(a), and notwithstanding any provision in the Plan to the contrary, in the event that a Change in Control occurs prior to the Vesting Date and the Participant’s Continuous Service is terminated on or following such Change in Control by (i) the Company other than for Cause or (ii) the Participant on account of Good Reason, death or Disability, the Participant (or the Participant’s designated beneficiary in the event of the Participant’s death) shall, as of the date of such termination, be fully vested in the RSUs granted under this Agreement, and the Company shall issue to the Participant (or the Participant’s designated beneficiary in the event of the Participant’s death) one (1) share of Stock free and clear of any restrictions for each vested RSU.

(d)                                 Subject to Section 14, all shares of Stock to be issued pursuant to Section 4(b) or 4(c), if any, shall be issued to the Participant within thirty (30) days of the date on which the Participant’s Continuous Service is terminated.

(e)                                  A “ProRata Number of RSUs” means a number of RSUs equal to the number of RSUs granted under this Agreement subject to Section 4(b), multiplied by a fraction, the numerator of which is the number of fully completed months that have elapsed during the period commencing on the Grant Date and ending on the date of termination of Continuous Service, and the denominator of which is 36.

(f)                                    The determination of whether the Participant’s Continuous Service is terminated by the Company other than for Cause shall be made by the Committee, in its sole discretion.

(g)                                 For the purposes of Section 4, the following terms shall have the following meanings:

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(i)                                     “Cause” shall have the meaning set forth in (A) the Participant’s employment agreement with the Company, if any, in force at the time of the Participant’s termination of employment, and, if none, (B) the Plan.

(ii)                                  “Disability” shall mean (A) any physical or mental condition that would qualify the Participant for a disability benefit under any long-term disability plan maintained by the Company and applicable to him, (B) if there is no such plan, such condition provided in any applicable governmental statute or regulation that constitutes a Disability, or (C) if there is no such applicable statute or regulation, such other condition as may be determined by the Committee in its sole discretion to constitute a Disability.

(iii)                               “Good Reason” shall mean (A) a material diminution in the Participant’s authority, duties or responsibilities, (B) relocation of the Company’s executive office in Amsterdam to a location more than thirty-five (35) miles further from the Participant’s residence at the time of relocation, (C) any material breach of an employment agreement, if any, that is in effect at any time between the Participant and the Company (or between the Participant and an Affiliate), (D) a failure by the Company (or an Affiliate) to continue the Participant’s participation in any bonus plan, program or arrangement in which the Participant is entitled to participate during the Participant’s employment term (as such term may be defined in an employment agreement, if any, that is in effect at any time between the  Participant and the Company (or between the Participant and an Affiliate), or (E) a failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to the Participant upon the assignee becoming such, the obligations of the Company hereunder.

Before a termination by a Participant will constitute termination for Good Reason, the Participant must give the Company a Notice of Good Reason within ninety (90) calendar days following the occurrence of the event that constitutes Good Reason.  Failure to provide such Notice of Good Reason within such 90-day period shall be conclusive proof that the Participant shall not have Good Reason to terminate employment.

Good Reason shall exist only if (I) the Participant’s employer fails to remedy the event or events constituting Good Reason within thirty (30) calendar days after receipt of the Notice of Good Reason from the Participant and (II) the Participant terminates his employment within sixty (60) days after the end of the period set forth in clause (I) above.  If the Participant determines that Good Reason for termination exists and timely files a Notice of Good Reason, such determination shall be presumed to be true and the Company will have the burden of proving that Good Reason does not exist.

(iv)                              “Notice of Good Reason” means a written notice by the Participant to the Company which sets forth in reasonable detail the specific reason for a termination of employment for Good Reason and the facts and circumstances claimed to provide a basis for such termination and is provided to the Company in accordance with the terms set forth in Section 4(e)(iii) hereof.

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5.                                       Nontransferability of Grant

Except as otherwise provided herein or in the Plan, the RSUs shall not be assigned, negotiated, pledged, or hypothecated in any way or be subject to execution, attachment or similar process.  No transfer of the Participant’s rights with respect to the RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted.  Immediately upon any attempt to transfer such rights, such RSUs, and all of the rights related thereto, shall be forfeited by the Participant.

6.                                       Stock; Adjustment Upon Certain Events

(a)                                  Stock to be issued under this Agreement shall be made available, at the discretion of the Board, either from authorized but unissued Stock, from issued Stock reacquired by the Company or from Stock purchased by the Company on the open market specifically for this purpose.

(b)                                 The existence of this Agreement and the RSUs granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or any affiliate, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock, the authorization or issuance of additional shares of Stock, the dissolution or liquidation of the Company or any affiliate or sale or transfer of all or part of the assets or business of the Company or any affiliate, or any other corporate act or proceeding.

(c)                                  Upon a Change in Control, the purchaser(s) of the Company’s assets or stock or the surviving entity in a merger or consolidation may, in his, her or its discretion, deliver to the Participant the same kind of consideration that is delivered to the stockholders of the Company as a result of such Change in Control, or the Board may cancel all outstanding RSUs in exchange for consideration in cash or in kind which consideration in both cases shall be determined by the Board.

7.                                       Determinations

Each determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Committee or the Board in good faith shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Participant and the Company, and their respective heirs, executors, administrators, personal representatives and other successors in interest.

8.                                       Other Conditions

The transfer of any shares of Stock underlying the RSUs shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares are in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Stock is traded.

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9.                                       Withholding Taxes

The Participant shall be liable for any and all taxes and contributions of any kind required by law to be withheld with respect to the vesting of the RSUs.  The Participant agrees that the Participant’s employer (the “Employer”) may, in its discretion, (a) require the Participant to remit to the Employer on the date on which the RSUs vest cash in an amount sufficient to satisfy all applicable required withholding taxes and contributions related to such vesting, (b) deduct from his or her regular salary payroll cash, on a payroll date following the date on which the RSUs vest, in an amount sufficient to satisfy such obligations, or (c) withhold sufficient shares of Stock that become issuable to the Participant on the applicable vesting date to satisfy such obligations.

10.                                 Data Privacy

The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its Subsidiaries and Affiliates, namely priceline.com (located in the United States of America), priceline.com International Limited (located in the United Kingdom), Booking.com Ltd. (located in the United Kingdom), and Booking.com B.V. (located in The Netherlands), for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  The Participant hereby understands that the Company and its Subsidiaries and Affiliates hold (but only process or transfer to the extent required or permitted by local law) the following personal information about the Participant: the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  The Participant hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including Computershare Limited (located in the United States of America), Mellon Investor Services (located in the United States of America), and Morgan Stanley (located in the United States of America), that these recipients may be located in the Participant’s country or elsewhere (including countries outside of the European Economic Area such as the United States of America), and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant hereby understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative.  The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired upon vesting of the RSUs.  The Participant hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan and in accordance with local law.  The Participant hereby understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human

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resources representative.  The Participant hereby understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant hereby understands that the Participant may contact the Participant’s local human resources representative.

11.                                 Incorporation of the Plan

The Plan, as it exists on the date of this Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the RSUs and this Agreement shall be subject to all terms and conditions of the Plan.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.

12.                                 Electronic Delivery

The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.                                 Nature of Grant

The Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;  (b) the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past; (c) all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the RSUs are not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the future value of the underlying shares is unknown and cannot be predicted with certainty; and (g) in consideration of the grant of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the RSUs or shares received upon vesting including (without limitation) any claim or entitlement resulting from termination of the Participant’s active employment by the Company or a Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant hereby releases the Company and its Subsidiaries and Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim.

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14.                                 Section 409A of the Code

To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Participant.  This Agreement and the Plan shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.  Notwithstanding anything in this Agreement to the contrary, if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) and any payment made pursuant to this Agreement is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon the Participant’s “separation from service” (within the meaning of Section 409A of the Code), then the payment date for the shares of Stock underlying the vested RSUs, if any, that would have otherwise been made in the first six (6) months following the Participant’s “separation from service” shall be the date that is the first day of the seventh month after the date of the Participant’s “separation from service” with the Company or an Affiliate (determined in accordance with Section 409A of the Code) or upon the Participant’s death, if earlier.  In addition, if the event triggering the Participant’s right to receive payment of shares of Stock hereunder is the Participant’s termination of employment, but such termination of employment does not constitute a “separation from service” with the Company or an Affiliate within the meaning of Section 409A of the Code, then the payment hereunder payable by reason of such termination of employment that is considered to be a “deferral of compensation” under Section 409A of the Code shall not be paid upon such termination of employment, but instead, shall remain an obligation of the Company to the Participant and shall be paid or provided to the Participant upon the first to occur of the following events: (a) the Participant’s “separation from service” (within the meaning of Section 409A of the Code); or (b) the Participant’s death.

15.                                 Miscellaneous

(a)                                  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees.  The Company shall assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement.  Notwithstanding the foregoing, this Agreement may not be assigned by the Participant.

(b)                                 No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(c)                                  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

(d)                                 The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of

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this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(e)                                  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(f)                                    The Company shall pay all fees and expenses necessarily incurred by the Company in connection with this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations which, in the opinion of counsel to the Company, are applicable thereto.

(g)                                 All notices, consents, requests, approvals, instructions and other communications provided for herein shall be validly given or made when delivered to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice.  Notices to the Company shall be addressed to its principal office, attention of the Company’s General Counsel.

(h)                                 The Plan, this Agreement, and the Grant Header constitute the entire Agreement and understanding between the parties with respect to the matters described herein and supersede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

(i)                                     This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the state of Delaware without reference to principles of conflict of laws.

(j)                                     The Company represents and warrants that it is duly authorized by its Board and/or the Committee (and by any other person or body whose authorization is required) to enter into this Agreement, that there is no agreement or other legal restriction which would prevent it from entering into, and carrying out its obligations under, this Agreement, and that the officer signing this Agreement is duly authorized and empowered to sign this Agreement on behalf of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRICELINE.COM INCORPORATED

Jeffery Boyd

Chief Executive Officer

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